UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
☒    Filed by the Registrant
☐    Filed by a party other than the Registrant
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a‑12
DOMO, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DOMO, INC.
802 East 1050 South
American Fork, UT 84003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Tuesday, June 11, 2024
TO THE HOLDERS OF COMMON STOCK OF DOMO, INC.:
Domo, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Tuesday, June 11, 2024, at 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, for the following purposes which are more fully described in the accompanying Proxy Statement:
1.    To elect as directors the nominees named in this proxy statement to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;
3.    To approve, on an advisory basis, the compensation of our named executive officers; and
4.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Domo, Inc. has fixed the close of business on April 17, 2024 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock as of the close of business on April 17, 2024 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.
On or about April 30, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both the proxy statement and our annual report. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. This proxy statement and our annual report can be accessed at the following internet address: http://www.proxyvote.com. All you have to do is enter the control number located in the Notice or on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.
We appreciate your continued support of Domo, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
Joshua G. James
Founder and Chief Executive Officer
Silicon Slopes, Utah
April 30, 2024

DOMO, INC.
802 East 1050 South
American Fork, UT 84003

PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Tuesday, June 11, 2024
We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (including any postponements, adjournments, or continuations thereof, the “Annual Meeting”) to be held on June 11, 2024. We will hold the Annual Meeting at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, on Tuesday, June 11, 2024 at 9:00 a.m. Mountain Time.
We have elected to provide access to our proxy materials on the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 17, 2024, containing instructions on how to access both the proxy materials for our Annual Meeting and our annual report. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail in the below section entitled “The Proxy Process and Stockholder Voting Questions and Answers About This Proxy Material and Voting.” This information is largely about voting procedure. You should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about April 30, 2024, we will begin mailing the Notice to all stockholders entitled to vote at the Annual Meeting. Stockholders will be able to access our proxy materials via the internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who is soliciting my vote?
The board of directors of Domo, Inc. is soliciting your vote in connection with the Annual Meeting.
What matters am I voting on?
You will be voting on:
•    the election, as directors, of the nominees named in this proxy statement to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;
•    a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;
•    a proposal for the approval, on an advisory basis, of the compensation of our named executive officers; and
•    any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:
•    FOR the nominees named in this proxy statement for election as directors;
•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025; and
•    FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on April 17, 2024, the record date, may vote at the Annual Meeting. As of the record date, we had 3,263,659 shares of Class A common stock and 34,910,757 shares of Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. In deciding all matters at the Annual Meeting, each stockholder will be entitled to forty votes for each share of Class A common stock and one vote for each share of Class B common stock held on the record date. We do not have cumulative voting rights for the election of directors. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are three ways to vote:
•    by internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2024 (by following the instructions set forth in the Notice or on your proxy card);
•    by completing and mailing your proxy card (if you received printed proxy materials); or
•    by written ballot at the Annual Meeting.
Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•    entering a new vote by internet or by telephone;
•    returning a later-dated proxy card;
•    notifying the corporate secretary of Domo, Inc., in writing, at the address listed on the front page; or
•    completing a written ballot at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Ms. Cynthia Cowen and Mr. Adam Gerulat, with full power of substitution and re-substitution as proxy holders.

When you properly date, execute, and return your proxy card, or properly register your votes online or by telephone, the proxy holders will cast votes for your shares at the Annual Meeting according to your instructions. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See section entitled “Can I change my vote?” above.
Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?
As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. On or about April 30, 2024, we will begin mailing to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to take advantage of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.
How do we count votes?
The inspector of election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the inspector of election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal No. 2, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes. See section entitled “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law. The presence, in person or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?
•    Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.
•    Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are considered voting power present and entitled to vote on the subject matter and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal; however, because this is a routine proposal and your broker, bank or other nominee will have discretion to vote your shares on this routine matter, we do not expect any broker non-votes on this proposal.
•    Proposal No. 3: The approval, on an advisory or non-binding basis, of our named executive officer compensation must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are considered voting power present and entitled to vote on the subject matter and thus have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.
How do we solicit proxies for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any of our other proposals, all of which are “non-routine” matters, absent directions from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Is my vote confidential?
We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Domo, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of such votes and certification of the vote, and to facilitate a successful proxy solicitation.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice and, if applicable, proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy, of the Notice and, if applicable, the proxy materials, you may contact us as follows:
Domo, Inc.
Attention: Investor Relations
802 East 1050 South
American Fork, UT 84003
(801) 899-1000
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals
Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 31, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:
Domo, Inc.
Attention: Corporate Secretary
802 East 1050 South
American Fork, UT 84003
(801) 899-1000
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors or any committee thereof that has been formally delegated authority to propose such business, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2025 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:
•    not earlier than 8:00 a.m., Mountain time, on February 14, 2025; and
•    not later than 5:00 p.m., Mountain time, on March 16, 2025.
If we do not hold our Annual Meeting or if we hold our 2025 annual meeting of stockholders more than 25 days from the one-year anniversary date of the Annual Meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than 5:00 p.m., Mountain time, on the 120th day before the 2025 annual meeting of stockholders and no later than 5:00 p.m., Mountain time, on the later of the following two dates:
•    the 90th day prior to the 2025 annual meeting of stockholders; or
•    the 10th day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting of stockholders to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.
Recommendation and Nomination of Director Candidates
Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Domo, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our Bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under the section entitled “—Stockholder Proposals” above for stockholder proposals that are not intended to be included in our proxy statement.
Availability of Bylaws
You may obtain a copy of our Bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Attending the Annual Meeting
We will hold our Annual Meeting on Tuesday, June 11, 2024 at 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003.
All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently comprises seven members. Six of our directors are independent under the Nasdaq listing standards. Our amended and restated certificate of incorporation (the “Charter”) and Bylaws provide that, until the date that outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, otherwise referred to as the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders. There are no family relationships among any of our directors or executive officers.
Until the voting threshold date, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.
The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 17, 2024.

Nominees	Age	Position
Joshua G. James	50	Founder, Chief Executive Officer and Director
Carine S. Clark(1)(2)	60	Executive Chair
Daniel Daniel(1)(2)	49	Director
Jeff Kearl(3)	51	Director
John Pestana(3)	50	Director
Dan Strong(1)(2)	65	Director
Renée Soto(3)	47	Director
(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee

Nominees for Director
Joshua G. James, our founder, has served as our chief executive officer and as a member of our board of directors since March 2023, having previously served in the same capacities from September 2010 until March 2022. Mr. James was the co-founder of Omniture, Inc., a provider of online business optimization products and services, and from 1996 to 2009, he served as its chief executive officer. Mr. James took Omniture public in 2006 and facilitated the sale of Omniture to Adobe in 2009. Mr. James has served on the board of directors of various privately held and public companies, including as a director of Mercato Partners Acquisition Corporation, a publicly held capital market company, from November 2021 to July 2022. He founded Silicon Slopes, a nonprofit initiative with the mission to promote the interests of Utah’s startup and high-tech industry, and is a board member of Parity.org, where he was a co-founder of the Parity Pledge initiative. Mr. James attended Brigham Young University for three and a half years and studied entrepreneurship. We believe Mr. James’ perspective, experience and institutional knowledge as our founder and chief executive officer qualify him to serve as director.
Carine S. Clark has served as a member of our board of directors since March 2019. Beginning in 2022, Ms. Clark has served as the Chief Innovation Officer of Lumio, the preeminent leader in renewable energy. She previously was a General Partner at Pelion Venture Partners, an investment firm, and served as president and chief executive officer at Banyan, a SaaS company, from July 2017 until it was acquired by Nuvi in May 2019. Prior to Banyan, Ms. Clark served as president and chief executive officer for Allegiance Software from January 2013 until it was acquired by Maritz Market Research and became MaritzCX in December 2014. After the acquisition, Ms. Clark continued to serve as president and chief executive officer of MaritzCX, a customer experience and market research company, until December 2016. She previously held chief marketing officer roles at Symantec and Altiris and various senior marketing roles at Novell. She is a member of the board of directors of a number of private companies as well as community groups and serves on the executive boards of the Utah Governor’s Office of Economic Opportunity and Silicon Slopes. Ms. Clark holds a B.A. in organizational communications and an M.B.A. from Brigham Young University. We believe Ms. Clark’s experience as a chief executive and marketing executive at a number of technology companies, along with her experience as a director of various companies and nonprofit organizations, qualifies her to serve on our board of directors.
Daniel Daniel has served as a member of our board of directors since April 2019. Mr. Daniel is the founder and has served as portfolio manager of Twenty Acre Capital, an investment advisory firm, since April 2019. Mr. Daniel was a managing director and senior investor at BlackRock, an investment management company, from January 2011 until April 2019, where he was responsible for investments in a wide range of technology companies. Prior to joining BlackRock, he served as a special situations analyst and global hedge funds sales director at UBS. Mr. Daniel holds a B.S. in finance from the University of Utah and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daniel is also a CFA charterholder. We believe that Mr. Daniel’s experience analyzing and investing in the technology sector and his background in finance qualify him to serve on our board of directors.
Jeff Kearl has served as a member of our board of directors since September 2019. Mr. Kearl has been managing director at Pelion Venture Partners, an investment firm, since October 2019 and at Precedent Investments, a venture capital firm, since 2012. He also has served as director and chairman of Stance, Inc., an apparel company, since co-founding Stance in 2009, and previously served as Stance’s chief executive officer from 2009 until September 2019. Prior to co-founding Stance, Mr. Kearl served as chief marketing officer of LogoWorks, a graphic design company, from 2004 until LogoWorks’ acquisition by HP Inc. in 2007, after which he continued to serve at HP as a director of strategy and new ventures. Mr. Kearl has also invested in and served on the board of directors of several private companies since 2001. Mr. Kearl holds a B.A. in marketing from Brigham Young University. Mr. Kearl was selected as an Entrepreneur of the Year in Orange County by Ernst & Young in 2019 and as a Director of the Year by the Forum of Corporate Directors in 2012. We believe Mr. Kearl’s experience as a director of various companies, along with his investment and leadership experience, qualifies him to serve on our board of directors.
John Pestana has served as a member of our board of directors since March 2022. Mr. Pestana is the co-founder, chief executive officer and chairman of the board of directors of ObservePoint, a digital data governance software platform. Prior to co-founding ObservePoint in January 2008, Mr. Pestana co-founded and held various leadership positions at Omniture Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in 2009. Mr. Pestana is also the founder of EdgeCreek LLC, a property management company, in 2007. In addition to serving as chairman of the board of directors of ObservePoint, Mr. Pestana also serves on the board of directors of Libertas as its chairman since January 2013, a private non-profit organization. Mr. Pestana holds a B.S. in management from Brigham Young University. We believe Mr. Pestana’s experience as a chief executive and board chair at a technology company, along with his experience as a founder of technology companies, qualifies him to serve on our board of directors.
Dan Strong has served as a member of our board of directors since March 2023. Mr. Strong most recently served as CFO at Signifyd, a provider of an enterprise-grade fraud technology solution for e-commerce stores, from October 2019 until his retirement in December 2022. Prior to Signifyd, Mr. Strong served as CFO at Health Catalyst, a healthcare data and analytics company, from October 2015 to December 2018, where he oversaw all aspects of the finance and accounting functions. Prior to Health Catalyst, Mr. Strong spent nearly eight years as CFO of Control4, a home automation and control company. At Control4, Mr. Strong played an important role transitioning the company from a private, VC-backed company to a publicly traded company, culminating in its IPO in 2013. Mr. Strong holds a B.S. in accounting from the University of Utah and has completed executive courses on financial management practices from the University of Michigan and Harvard Business School. We believe that Mr. Strong’s extensive experience in accounting and financial management at both publicly and privately held technology companies, qualifies him to serve on our board of directors.
Renée Soto has served as a member of our board of directors since March 2023. Ms. Soto has been a co-founding partner of Reevemark, a boutique communications firm specializing in financial media, investor relations and special situations, since its inception in September 2018. Prior to co-founding Reevemark, Ms. Soto founded Sotocomm, a media strategy and communications advisory firm, in May 2016, where she served until September 2018. Before that, she was a Managing Director and Partner at Sard Verbinnen, a strategic communications firm she joined in 2005. Ms. Soto began her career as an attorney at Cravath, Swaine & Moore, LLP. Ms. Soto holds a

J.D. from Harvard Law School, where she was an editor of the Harvard Law Review, and a B.A. from Harvard College. We believe that Ms. Soto’s experience in founding and leading companies, as well as her background in communications and investor relations qualify her to serve on our board of directors.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Class B common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
The current members of our board of directors are Joshua G. James, Carine S. Clark, Daniel Daniel, Jeff Kearl, John Pestana, Dan Strong and Renée Soto. In the fiscal year ended January 31, 2024, former directors John Mellor, Joy Driscoll Durling, and Dana Evan also served on our board of directors. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that, other than Messrs. Mellor and James, none of our directors has or had at the time of service a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or was at the time of service “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Messrs. Strong and Daniel and Mses. Clark and Evan, who serve or served on our audit committee; Messrs. Daniel and Strong and Mses. Clark, Durling and Evan, who serve or served on our compensation committee; and Messrs. Kearl and Pestana and Mses. Soto and Durling, who serve or served on our nominating and corporate governance committee, satisfy or satisfied the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market. As discussed below, we qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market and, as a result, are exempt from, and may elect not to comply with, the requirements that we have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees.

In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Diversity Matrix as of April 17, 2024

Board size:
Total number of directors	7
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	5	2	-	-
Number of directors who identify in any of the categories below:
African American or Black	-	-	-	-
Alaskan Native of American Indian	-	-	-	-
Asian	-	-	-	-
Hispanic or Latino	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	2	-	-
Two or More Races or Ethnicities	-	1	-	-
LGBTQ+	-
Undisclosed	-
To see our Board Diversity Matrix as of May 1, 2023, please see the proxy statement filed with the SEC on May 19, 2023.
Board Leadership Structure
Ms. Clark serves as the executive chair of the board of directors and Mr. James serves as our chief executive officer. The roles of chief executive officer and chair of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to determine whether to separate or combine these roles each time it elects a new chair or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chair can focus on leading the board of directors in overseeing management. Our corporate governance guidelines are posted on our website at https://www.domo.com/ir.

Risk Management
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks, and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our website at https://www.domo.com/ir.
Controlled Company Exemption
Mr. James, our founder and chief executive officer, controls a majority of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. Although, as of the date of this proxy statement, the composition of our board of directors and its committees currently complies with applicable corporate governance rules of The Nasdaq Stock Market, we have previously, and may in the future rely, on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. If we, in the future, rely on these “controlled company” exemptions, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Meetings and Committees
During the fiscal year ended January 31, 2024, the board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which they were a member.
We do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders. None of our directors attended our 2023 annual meeting of stockholders.
Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.
Audit Committee
The members of our audit committee are Messrs. Strong and Daniel and Ms. Clark, each of whom is a non-employee member of our board of directors. Our audit committee chair, Mr. Strong, and Mr. Daniel are our audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
Our audit committee:
•approves the hiring, discharging, and compensation of our independent registered public accounting firm;
•oversees the work of our independent registered public accounting firm;
•approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviews the qualifications, independence, and performance of the independent registered public accounting firm;
•reviews our consolidated financial statements and our critical accounting policies and estimates;
•develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•reviews the adequacy and effectiveness of our internal controls; and
•reviews and discusses the scope and results of the audit with the independent registered public accounting firm and reviews, with management and the independent accountants, our interim and annual operating results.

The audit committee held four meetings in the fiscal year ended January 31, 2024. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Global Market. A copy of the audit committee charter is available on our website at https://www.domo.com/ir.
Compensation Committee
The members of our compensation committee are Messrs. Daniel and Strong and Ms. Clark, each of whom is a non-employee member of our board of directors. Mr. Daniel is the chair of our compensation committee. Our compensation committee oversees our compensation policies and plans, and our benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The compensation committee:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives and recommends compensation of our officers based on its evaluations; and
•administers the issuance of stock options and other awards under our stock plans.
The compensation committee met six times in the fiscal year ended January 31, 2024. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at https://www.domo.com/ir. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. Kearl and Pestana and Ms. Soto. Mr. Kearl is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The nominating and corporate governance committee:
•evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;
•recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and
•reviews and makes recommendations with regard to our corporate governance guidelines.
The nominating and corporate governance committee met four times in the fiscal year ended January 31, 2024. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the nominating and corporate governance committee charter is available on our website at https://www.domo.com/ir. Our board of directors may from time to time establish other committees.
Considerations in Evaluating Director Nominees
The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments, and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. For additional information regarding our board of directors, see section entitled “Board of Directors and Corporate Governance—Board Diversity Matrix as of April 17, 2024.”
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the Charter and the Bylaws and applicable laws, rules, and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our Bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock, and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board of directors at an annual meeting of stockholders by complying with the procedures in Section 2.4(ii) of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to Domo, Inc., Attention: Corporate Secretary, 802 East 1050 South, American Fork, UT 84003. For nominations for election of directors at the 2025 annual meeting of stockholders, we must receive the notice no earlier than 8:00 a.m., Mountain Time, on February 14, 2025 and no later than 5:00 p.m., Mountain Time, on March 16, 2025. The notice must state the information required by our Bylaws and otherwise must comply with applicable federal and state law.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Domo, Inc., Attention: Corporate Secretary, 802 East 1050 South, American Fork, UT 84003. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies, and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Governance portion of our website at https://www.domo.com/ir. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2024, Mses. Clark, Durling and Evan and Messrs. Daniel and Strong served on our compensation committee. None of the members of our compensation committee were or are our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation for Fiscal Year Ended January 31, 2024
We retained Compensia, a national compensation consulting firm, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors. The following table sets forth information concerning compensation paid or accrued for the fiscal year ended January 31, 2024 for services rendered to us by members of our board of directors during any part of the fiscal year ended January 31, 2024. This table excludes Mr. Mellor, our former Chief Executive Officer and a former member of our board of directors, as well as Mr. James, our Chief Executive Officer and a member of our board of directors. Messrs. James and Mellor did not receive compensation from us in their roles as directors in the fiscal year ended January 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carine S. Clark(3)	$97,500	$174,996	$272,496
Daniel Daniel(4)	$60,000	$174,996	$234,996
Dana Evan(5)	$29,646	-	$29,646
Jeff Kearl(6)	$50,000	$174,996	$224,996
Joy Driscoll Durling(7)	$24,534	-	$24,534
John Pestana(8)	$45,000	$174,996	$219,996
Renee Soto (9)	$29,651	$444,480	$474,131
Dan Strong (10)	$47,771	$444,480	$492,251
(1)    Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly pursuant to our outside director compensation policy.
(2)    Represents the aggregate grant-date fair value of equity awards granted. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column, see the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2024.
(3)    As of January 31, 2024, Ms. Clark held restricted stock units covering 34,163 shares of our Class B common stock, of which 22,226 were vested as of such date.
(4)    As of January 31, 2024, Mr. Daniel held restricted stock units covering 33,246 shares of our Class B common stock, of which 21,309 were vested as of such date.
(5)    As of January 31, 2024, Ms. Evan held restricted stock units covering 37,310 shares of our Class B common stock, of which 32,261 were vested as of such date. Ms. Evan ceased to be a member of our board of directors effective March 1, 2023.
(6)    As of January 31, 2024, Mr. Kearl held restricted stock units covering 41,401 shares of our Class B common stock, of which 29,464 were vested as of such date.
(7)    As of January 31, 2024, Ms. Durling held restricted stock units covering 26,598 shares of our Class B common stock, of which 15,119 were vested as of such date. Ms. Durling ceased to be a member of our board of directors effective March 1, 2023.
(8)    As of January 31, 2024, Mr. Pestana held restricted stock units covering 22,574 shares of our Class B common stock, of which 5,228 were vested as of such date.
(9)    As of January 31, 2024, Ms. Soto held restricted stock units covering 28,491 shares of our Class B common stock, of which none were vested as of such date. Ms. Soto was appointed to our board of directors on March 3, 2023.

(10)    As of January 31, 2024, Mr. Strong held restricted stock units covering 28,491 shares of our Class B common stock, of which none were vested as of such date. Mr. Strong was appointed to our board of directors on March 3, 2023.
Director Equity Ownership Guidelines
On November 28, 2023, our board of directors adopted equity ownership guidelines applicable to our company directors. Pursuant to these guidelines, prior to the later of four years from the date of board service or the date the adoption date of the guidelines, each director must retain an equity interest in our company with a value of five times the total of the annual cash retainers earned by the director in their services as a chair or member of the board and as chair or member of the committees of the board, if any. A director may dispose of equity in accordance with our company's Insider Trading Policy, but the director must continue to retain an equity interest of five times the director’s annual cash retainer after any such disposition.
Outside Director Compensation Policy
Our outside director compensation policy, as amended and restated, provides for the following cash compensation to our outside directors:
•$10,000 retainer per quarter for each non-employee director;
•$12,500 retainer per quarter for the chair of the board of directors;
•$5,000 retainer per quarter for our lead non-employee director (if applicable);
•$6,250 retainer per quarter for the chair of the audit committee and $3,125 retainer per quarter for each other member of the audit committee;
•$3,750 retainer per quarter for the chair of the compensation committee and $1,875 retainer per quarter for each other member of the compensation committee; and
•$2,500 retainer per quarter for the chair of the nominating and corporate governance committee and $1,250 retainer per quarter for each other member of the nominating and corporate governance committee.
In addition to the cash compensation structure described above, our outside director compensation policy provides for the following equity incentive compensation program for non-employee directors.
Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $357,000.
Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $175,000 (provided that (1) the value of the award will be reduced to $87,500 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting).
Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock on the date of grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the day prior to our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our outside director compensation policy) will fully vest and become immediately exercisable, subject to continued service through such date. In any fiscal year, a non-employee director may be paid, issued, or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while they were an employee or consultant (other than a non-employee director) will not count toward this annual director limit.
We also will continue to reimburse our outside directors for reasonable, customary, and documented travel expenses incurred in connection with attending board and board committee meetings.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2025. During the fiscal year ended January 31, 2024, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Domo, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table summarizes the fees billed by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2024 and 2023, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended January 31,
Fee Category	2023	2024
Audit fees(1)	$1,493,242	$1,416,765
All other fees	-	-
Total fees	$1,493,242	$1,416,765
(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002, and the review of our quarterly consolidated financial statements.

Auditor Independence
In the fiscal year ended January 31, 2024, there were no other professional services provided by Ernst & Young LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes, if any, will have no impact on this proposal; however, because this is a routine proposal and your broker, bank or other nominee will have discretion to vote your shares on this routine matter, we do not expect any broker non-votes on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
At our 2021 annual meeting of stockholders, our stockholders approved holding an advisory vote on the compensation of our named executive officers each year. Accordingly, pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).
This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors, or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.
For more information about the compensation that we paid to our named executive officers during the fiscal year ended January 31, 2024, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholder’ interests to support long-term stockholder value creation.
We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders of Domo, Inc. approve, on an advisory basis, the compensation of Domo, Inc.’s named executive officers, as disclosed in the Domo, Inc.’s proxy statement for the 2024 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE
The audit committee of the board of directors currently comprises of three independent directors and operates under a written charter originally adopted by the board of directors in May 2018, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.
The members of the audit committee are currently Dan Strong (chair), Daniel Daniel, and Carine S. Clark. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(a)(2) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Messrs. Strong and Daniel are “audit committee financial experts” as described in applicable rules and regulations of the SEC.
The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.
The audit committee held four meetings during the fiscal year ended January 31, 2024. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management, and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year ended January 31, 2024 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.
The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2024.

The audit committee of the board of directors of Domo, Inc.:
Dan Strong (Chair)
Carine S. Clark
Daniel Daniel

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Domo under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Domo specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of April 17, 2024. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Joshua G. James	50	Founder and Chief Executive Officer
David Jolley	60	Chief Financial Officer
Daren Thayne	58	Chief Technology Officer and Executive Vice President of Product
There are no family relationships among any of the directors or executive officers.
Executive Officers
Joshua G. James. See section entitled “Proposal No. 1—Election of Directors—Nominees for Director” for Mr. James’ biographical information.
David Jolley has served as our chief financial officer since March 2023. Mr. Jolley previously served as a director at Cypress Five Star, a restaurant franchise operator, from November 2022 to January 2024, and Scalar, a business valuation firm, from November 2021 to March 2023. Prior to joining Scalar, Mr. Jolley served in various roles at Ernst & Young, a global accounting firm, from 1997 to October 2020, including as a Senior Partner from January 2020 to October 2020, the Americas Growth Markets Leader from 2017 to January 2020, West Region Managing Partner of Markets from 2013 to 2017, and Office Managing Partner in Salt Lake City from 2003 to 2013. Mr. Jolley holds an M.B.A. from the University of Utah and a B.S. in accounting from Brigham Young University.
Daren Thayne has served as our chief technology officer since 2010 and as executive vice president of product since January 2023. Prior to joining our company, Mr. Thayne served as Chief Information Officer at Interbank FX, an online foreign exchange trading services provider, from 2007 to 2010 and Chief Technology Officer and SVP of Development at Ancestry.com, a genealogy company. Mr. Thayne currently serves on the board of directors of Consensus, a private software-as-a-service company. Mr. Thayne holds an M.B.A. and a B.S. in mechanical engineering from Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2024. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers in fiscal 2024 and discusses the key factors that the compensation committee considered in determining their compensation.
This Compensation Discussion and Analysis provides information regarding the fiscal 2024 compensation program for our named executive officers:
•    Joshua G. James, our Founder and Chief Executive Officer (our “CEO”);
•    John Mellor, our former CEO;
•    David Jolley, our Chief Financial Officer (our “CFO”);
•    Bruce Felt, our former CFO; and
•    Daren Thayne, our Chief Technology Officer and Executive Vice President of Product.
On March 3, 2023, Mr. James rejoined our company as our CEO, and effective as of the same day, Mr. Mellor resigned from his role as CEO and entered into a separation letter agreement with us. On December 8, 2022, we entered into a transition services agreement with Mr. Felt, pursuant to which his employment with us would end upon the earlier of (1) the date we hired a replacement CFO and (2) the one-year anniversary of the date of entry into the transition services agreement. Mr. Felt’s employment with us ended on March 5, 2023, the date we appointed David Jolley as our CFO.
Executive Summary
Who We Are
At Domo, we believe people and data are an organization’s most valuable assets in the cloud era. Our cloud-based platform is a modern business intelligence software platform that enables processes that are critically dependent on business intelligence data—which historically could take weeks, months or longer—to be done on-the-fly, in as fast as minutes or seconds, at scale. From marketing to operations, human resources to finance, IT to product development, supply chain to sales, Domo’s platform is designed to change the way organizations are managed and empower our customers to multiply their impact on the business.
Through the Domo platform, data from across the business is collected, stored, prepared, organized, analyzed, visualized and shared. Artificial intelligence algorithms and machine learning can be applied to data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. In aggregate, the data in Domo can be indexed anonymously. On a typical business day, our customers in the aggregate typically query several hundred trillion rows from uncached queries. Even with this volume of data, we maintain a sub-second average query response time.
Fiscal 2024 Business Highlights
Fiscal 2024 highlights include the following:
•Revenue – Total revenue was $319.0 million, an increase of 3%, year over year.
•Subscription Revenue – Subscription revenue was $285.5 million, an increase of 5%, year over year.
•Billings – Total billings were $321.1 million, a decrease of 1%, year-over-year. For a reconciliation of non-GAAP total billings to GAAP total billings, see Appendix A.
•Net Cash Provided by Operating Activities - Net cash provided by operating activities was $2.6 million.
•Operating Margin - Non-GAAP operating margin was 3%, an increase of 5% year over year. GAAP operating margin increased by 12% year over year. For a reconciliation of non-GAAP operating margin to GAAP operating margin, see Appendix A.
Executive Compensation Highlights
During and for fiscal 2024, the compensation committee and the board of directors took the following key actions with respect to the compensation of our named executive officers:
•Base Salaries – Established the annual base salaries of our named executive officers, including those newly appointed during the year, at levels intended to be comparable to those of similarly-situated executives in the market in which we compete for talent.
•Short-Term Incentive Compensation – Based on our performance during fiscal 2024, the compensation committee made short-term incentive compensation payments for eligible executives equal to 75% of the target obtained, settleable in RSUs, under our Executive Incentive Compensation Plan.
•Long-Term Incentive Compensation – The compensation committee determined that a substantial part of the target total direct compensation (that is, base salary, target short-term incentive compensation, and long-term incentive compensation) of our named executive officers should also be in the form of long-term incentive compensation to reflect our pay-for-performance philosophy. As a result, the compensation committee approved long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards. The RSU awards are subject to time-based vesting that requires continued service with us through each vesting date, in each case over four years.

Executive Compensation Philosophy, Objectives and Design
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executives within the context of responsible cost management;
•More closely align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives.
Generally, we structure the annual compensation of our named executive officers using the three principal elements mentioned above: base salary, annual cash bonus opportunities and long-term equity incentive opportunities in the form of equity awards.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our named executive officers with the goal of more closely aligning their interests with those of our stockholders. To promote this alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk.” The pay mix for our named executive officers during fiscal 2024 reflected this pay-for-performance design.
We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:
•First, we provide our named executive officers the opportunity to participate in our cash bonus plan which provides cash payments if they produce short-term results that meet or exceed the financial, operational and strategic objectives set by our compensation committee and our board of directors, as evaluated by our CEO and approved by the compensation committee.
•In addition, we grant RSU awards that will reward recipients for continued service over a multi-year period. The RSU awards comprise a significant portion of our named executive officers’ target total direct compensation opportunities. The future value of such compensation depends significantly on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance or based on our stock price performance.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.
•Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2024.
•Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at-risk” based on corporate performance, as well as equity-based, to more closely align the interests of our named executive officers and stockholders.
•Use a Pay-for-Performance Philosophy. A significant portion of our named executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price and total stockholder return.
•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Do Not Do
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are generally available to all employees.

Our named executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers.
•No Change in Control Excise Tax Gross-ups. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.
•No Special Health or Welfare Benefits. We do not provide our named executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
•No Hedging of our Equity Securities. We prohibit our employees, including our named executive officers and the members of our board of directors, from hedging our equity securities.
Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2023 annual meeting of stockholders, we conducted our stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the fiscal 2023 compensation of our named executive officers, with approximately 89.9% of the voting power of the shares present in person, or represented by proxy at the meeting, and entitled to vote on the subject matter voting in favor of our fiscal 2023 executive compensation program. The compensation committee reviews the voting results of the advisory vote on the compensation of our named executive officers and takes the results into consideration when reviewing and establishing the compensation of our named executive officers in the following fiscal year. Given the stockholders’ support for our fiscal 2023 compensation for our named executive officers, the compensation committee did not make material changes to our executive compensation program.
Compensation-Setting Process
Role of the Board and Compensation Committee
The compensation committee discharges, and has discharged, many of the responsibilities of our board of directors relating to the compensation of our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and other named executive officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our named executive officers when making decisions with respect to their compensation. The Compensation Committee considers recommendations from the board of directors in executing its responsibilities. From time to time, the Compensation Committee also may determine that it is appropriate for certain executive compensation decisions to be recommended to the board of directors for the board’s consideration and approval. In such cases, the Compensation Committee will make recommendations to the board of directors and the board of directors will approve such matters as it deems appropriate.
The compensation committee operates pursuant to a written charter, which is available in the Governance section of our website at www.domoinvestors.com/governance.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
In connection with its annual review of our executive compensation program, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for them for the prior year and their overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our named executive officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our CEO’s, and other named executive officers', compensation for fiscal 2024 were made by our compensation committee, which is comprised entirely of independent members of our board of directors.
Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
The compensation committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.

In fiscal 2024, the compensation committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and with the data analysis and selection of the compensation peer group.
During fiscal 2024, Compensia provided the following services to our company:
•consultation with the compensation committee members and members of management, including prior to, and between, compensation committee meetings;
•review, research and updating of our compensation peer group;
•an analysis of competitive market data based on the compensation peer group for our named executive officers’ positions and an evaluation of how the compensation we pay our named executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•review and analysis of the base salary levels, annual incentive bonus opportunities and long-term incentive compensation opportunities of our named executive officers;
•review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;
•assessment of executive compensation trends within our industry and updating on corporate governance and regulatory issues and developments; and
•support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2024, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal 2024. Based on this review, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) under the Exchange Act, Nasdaq Listing Rule 5605(d)(3)(D), and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent. The company pays the fees for Compensia’s services to the compensation committee.
Annual Compensation Review
In connection with its annual review of our executive compensation program, the compensation committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:
•are properly coordinated;

•are aligned with our vision, mission, values and corporate goals;
•provide appropriate short-term and long-term incentives for our executive officers;
•achieve their intended purposes; and
•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.
Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The compensation committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below.
Setting Target Total Direct Compensation
The compensation committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our named executive officers and all related performance criteria in connection with its annual review of our executive compensation program, or more frequently as warranted.
In connection with its annual review of our executive compensation program, the compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, which may include any of the following as the compensation committee deems appropriate:
•our executive compensation program objectives;
•our performance against the financial, operational and strategic objectives established by the compensation committee and our board of directors;
•each individual named executive officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•the prior performance of each individual named executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function and work as part of a team;
•the potential of each individual named executive officer to contribute to our long-term financial, operational and strategic objectives;

•our CEO’s compensation relative to that of our named executive officers and compensation parity among our named executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our named executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider the relevant information in light of their individual experience, knowledge of the company, knowledge of the competitive market, knowledge of each named executive officer and business judgment in making their decisions.
Use of Peer Group
For purposes of assessing our executive compensation against the competitive market and to assist in setting compensation levels that are competitive, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group, as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices are only some of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers.
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. For fiscal 2024 this compensation peer group was comprised of companies with business intelligence, analytics software and business enterprise or application software, focusing on high-growth SaaS and cloud-based software companies, with annual revenues generally between $143 million and $713 million and market capitalization generally between approximately $137 million and $2.1 billion. We also generally sought to include high-growth companies, indicated by billings as well as historical revenue growth, where possible.
The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Our compensation peer group for fiscal 2024 included the following companies:

Accolade	Amplitude	AvePoint
Crunchbase	CS Disco	Everbridge
Fastly	Health Catalyst	Kaltura
Model N	Momentive Global	PagerDuty
Phreesia	Rapid7	Semrush Holdings
Sumo Logic	Veritone	Yext
Zuora
Amplitude, Crunchbase, CS Disco, Fastly, Kaltura, Momentive Global, Semrush Holdings and Veritone were added to the peer group for fiscal 2024 as each met the selection criteria. Anaplan was removed from the peer group during fiscal 2024 because it had been acquired; Altair Engineering, Alteryx, New Relic, Smartsheet, Sprout Social, SPS Commerce and Workiva were removed from the peer group during fiscal 2024 for no longer meeting the selection criteria, such as market capitalization or revenue growth.
The competitive market data described above are not used by the compensation committee in isolation, but serve to assist the compensation committee in making general assessments of the competitiveness of our executives’ compensation. For our named executive officers, the data from the peer group may be supplemented with survey information where we believe the peer group alone does not provide sufficient information for similarly situated executives or when we believe the peer information is otherwise not comparable. The compensation committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the compensation committee considers when establishing compensation opportunities of our named executive officers.
Compensation Elements
Our executive compensation program consists of three principal elements: base salary, short-term incentive compensation and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.
We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal 2024 under each of these elements.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Short-Term Incentive Compensation	Variable	Cash or equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to motivate our executives to achieve annual financial objectives and provide financial incentives when we meet or exceed these objectives
Long-Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee reviews and determines, or recommends to our board of directors and our board of directors determines, adjustments to the base salaries for each of our named executive officers as part of their annual executive compensation review. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account their position, qualifications, experience, prior salary level, market conditions and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments, or recommends adjustments to our board of directors and our board of directors makes adjustments, as each determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions.
In April 2023, the compensation committee reviewed the base salaries of our then-serving named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in the section entitled “Compensation—Setting Process—Setting Target Total Direct Compensation” above. As a result of this review, the compensation committee approved base salaries for Messrs. James, Jolley and Thayne for fiscal 2024, effective March 2023, as follows:

Named Executive Officer	Fiscal 2023 Base Salary ($)	Fiscal 2024 Base Salary ($)	Percentage Adjustment
Joshua G. James (1)	500,000	500,000	-
David Jolley (2)	-	415,000	-
Daren Thayne (3)	400,000	400,000	-

(1)    Mr. James was re-appointed as Chief Executive Officer as of March 3, 2023. In connection with his appointment, Mr. James received a base salary of $500,000, effective as of March 3, 2023. Prior to the cessation of his employment in March 2022, Mr. James received a salary of $500,000. As a result of this cessation, Mr. James was not eligible for any salary adjustment at the time that the named executive officers' compensation was subsequently reviewed in March 2022.
(2)    Mr. Jolley was appointed as Chief Financial Officer as of March 5, 2023. In connection with his appointment, Mr. Jolley received a base salary of $415,000, effective as of March 5, 2023.
(3)    Mr. Thayne was appointed as our Executive Vice President of Product effective January 15, 2023. Our compensation committee determined to keep Mr. Thayne's base salary at his then-current salary of $400,000 in connection with such promotion.
The foregoing base salaries are intended to reflect the compensation committee’s assessment of our named executive officers’ performance and responsibilities within our organization and to be competitive with other similarly-situated companies to retain and motivate our named executive officers. The salaries of Messrs. Mellor and Felt each remained at $450,000 until March 2023, when their employment with us ceased. Accordingly, Messrs. Mellor and Felt were not eligible for any salary or salary adjustment at the time that the named executive officers' compensation was reviewed in April 2023.
Short-Term Incentive Compensation
We use our Executive Incentive Compensation Plan, a cash bonus plan, to motivate certain employees selected by the compensation committee, including our named executive officers, to achieve our annual business goals. Our Executive Incentive Compensation Plan allows our compensation committee to provide incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Executive Incentive Compensation Plan, our compensation committee and our board of directors, in their sole discretion, establish a target award for each executive, with actual awards payable in the form of cash or equity awards, as determined by our compensation committee and our board of directors in their sole discretion, with respect to the applicable performance period. For fiscal 2024, the bonus payment was based entirely on the achievement of corporate performance objectives, with no individual performance component. The compensation committee did not include any individual performance component and based bonuses entirely on corporate objectives to encourage management to collectively work as a team to achieve company-wide objectives that the compensation committee considered important for our company’s success for the fiscal year.
The compensation committee administered the Executive Incentive Compensation Plan. As the administrator of the plan, the compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award for a particular performance period. The actual award may be below, at or above a participant’s target annual bonus award, in the discretion of the administrator. Further, the administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Fiscal 2024 Target Short-Term Incentive Compensation Opportunities
Bonus awards under our Executive Incentive Compensation Plan were based upon target short-term incentive compensation opportunities as approved by our compensation committee. In April 2023, the compensation committee reviewed the target annual bonus award opportunities of our named executive officers for fiscal 2024. Following this review and after taking into consideration the factors described in the section entitled “Compensation

—Setting Process-Setting Target Total Direct Compensation” above, the compensation committee established target short-term incentive compensation opportunities for our named executive officers (other than Messrs. Mellor and Felt) for fiscal 2024 as shown below. Messrs. Mellor and Felt were not eligible to participate in the Executive Incentive Compensation Plan for fiscal 2024.

Named Executive Officer	Fiscal 2023 Base Salary ($)	Fiscal 2023 Target Bonus (as % of Base Salary)	Fiscal 2023 Target Bonus ($)	Fiscal 2024 Base Salary ($)	Fiscal 2024 Target Bonus (as % of Base Salary)	Fiscal 2024 Target Bonus ($)(1)
Joshua James(2)	500,000	-	-	500,000	100%	500,000
David Jolley(3)	-	-	-	415,000	70%	290,500
Daren Thayne	400,000	81%	325,000	400,000	81%	325,000
(1)    The amounts reported in this column represent the annual performance-based incentive bonus compensation that might have been paid to each named executive officer for fiscal 2024 performance (based on employment for the full fiscal year). The actual payouts approved for fiscal 2024 performance are shown in the last table under the section entitled “Incentive Plan Performance Metrics and Achievement” below.
(2)    Mr. James was appointed as our Chief Executive Officer on March 3, 2023. At the time that Mr. James was employed with us through March 2022 during fiscal 2023, Mr. James was not eligible to participate in the Executive Compensation Plan for fiscal 2023. Therefore, the compensation committee did not establish a target bonus opportunity for him..
(3)    Mr. Jolley joined us as our Chief Financial Officer on March 5, 2023. Accordingly, he did not participate in the Executive Incentive Compensation Plan prior to fiscal 2024.
Incentive Plan Performance Metrics and Achievement
Under the Executive Incentive Compensation Plan, the compensation committee determined the performance metrics and related target levels of achievement required for payouts under the fiscal 2024 annual bonus awards. In May 2023, the compensation committee determined that, in the case of our named executive officers, the bonus awards would be eligible to be earned based on three corporate performance metrics: our company’s fiscal 2024 ARR, weighted at 25%; billings, weighted at 50%; and net cash provided by (used in) operating activities, weighted at 25%. The compensation committee believes that ARR, billings and net cash provided by (used in) operating activities are appropriate corporate performance metrics for the named executive officers because these metrics were key indicators of our periodic performance and our progress in executing on our business strategy for fiscal 2024. Further, we believe that including ARR and billings as performance metrics during fiscal 2024 supports our strategic focus to drive further growth in our business.
For purposes of the named executive officers’ bonus awards:
•"ARR" or "annual recurring revenue" represented the total annualized contract value of active customer subscription contracts as of the measurement date;
•“billings” represented our total GAAP revenue plus the change in deferred revenue in a period; and
•“net cash provided by (used in) operating activities” represented our GAAP net cash provided by (used in) operating activities.
The target levels of ARR, billings and net cash provided by (used in) operating activities required for fiscal 2024 under the Executive Incentive Compensation Plan were as follows:

Performance Metric	Weighting	Threshold	Target	Maximum
ARR (Annual Recurring Revenue)	25%	137,500,000	300,000,000	320,000,000
Billings	50%	167,500,000	344,000,000	353,000,000
Net Cash Provided by (used in) Operating Activities	25%	(1,000,000)	0	10,000,000
For the ARR goal, achievement of threshold performance would be responsible for 10% of the total amount of each executive’s fiscal 2024 target bonus. The actual payout would increase by an additional 10% if 275,000,000 of ARR were achieved, 15% if target performance were achieved, or 20% if maximum performance were achieved. For the billings goal, achievement of threshold performance would be responsible for 20% of the total amount of each executive’s fiscal 2024 target bonus. The actual payout would increase by an additional 10% if 335,000,000 of billings were achieved, 30% if target performance were achieved, or 40% if maximum performance were achieved. For the net cash provided by (used in) operating activities goal, achievement of threshold performance would be responsible for 12.5% of the total amount of each executive’s fiscal 2024 target bonus. The actual payout would increase by an additional 12.5% if target performance were achieved, 37.5% if 4,000,000 of net cash provided by operating activities were achieved, or 62.5% if maximum performance were achieved.
Based on our actual performance during fiscal 2024 of $292 million in ARR, $321 million in billings and $2.6 million in net cash provided by operating activities, our named executive officers (other than Messrs. Mellor and Felt) were eligible for payouts under the Executive Incentive Compensation Plan for fiscal 2024 at a bonus equivalent to 103% of target. However, in March 2024, the compensation committee exercised its discretion to reduce the actual bonus payout percentage to 75% of target. In determining to reduce the named executive officers' actual bonus payouts for fiscal 2024, the compensation committee considered and concurred with the recommendations of our chief executive officer, which took into consideration overall company performance for fiscal 2024.
The compensation committee further determined that bonuses under the Executive Incentive Compensation Plan for fiscal 2024 would be paid in the form of fully-vested RSU awards. The compensation committee believed that the RSU awards in lieu of cash payouts would conserve the company’s cash resources. The number of shares subject to each RSU award was determined by dividing the actual bonus amount payable to the named executive officer by the closing price of a share of our Class B common stock on March 20, 2024, the trading day the grants were approved.

Named Executive Officer(1)	Fiscal 2024 Target Bonus %	Fiscal 2024 Actual Bonus %(2)	Fiscal 2024 Actual Bonus $	Fiscal 2024 Actual Bonus (# of RSUs)
Joshua G. James	100%	75%	341,734	35,634
David Jolley	70%	52.5	197,376	20,581
Daren Thayne	81%	61%	243,750	25,417
(1)     Messrs. Mellor's and Felt's employment ceased with us in fiscal 2024 prior to the adoption of this plan and prior to the payment of the bonuses. Accordingly, Messrs. Mellor and Felt were not eligible for a bonus payment under our Executive Incentive Compensation Plan for fiscal 2024.
(2)    The bonuses paid for Messrs. James and Jolley were prorated to reflect the portion of fiscal 2024 during which they were employed with us. Accordingly, the percentage shown in this column reflects the actual bonus amount paid as a percentage of the prorated target bonus opportunity that the named executive officer was eligible to receive for fiscal 2024.

Long-Term Incentive Compensation
In April and May 2023, the compensation committee approved long-term incentive compensation opportunities in the form of equity awards to our named executive officers in amounts that it considered to be consistent with our compensation philosophy and generally competitive with market practices. We approved RSU awards for Messrs. James and Jolley in April 2023, and for Mr. Thayne in May 2023.
These awards were granted in the form of RSU awards because we believe that RSU awards both promote the closer alignment of the interests of employees with stockholders and provide a longer-term focus through a multi-year service-based vesting schedule, while managing dilution to existing investors and providing greater predictability to our named executive officers in the value of their compensation. The number of shares of our common stock subject to the RSU awards granted to our named executive officers (viewed in the aggregate by value) was determined by our compensation committee based on consideration of the factors described above. The equity awards approved for grant to our named executive officers in April 2023 and May 2023 were as follows:

Named Executive Officer	Number of RSUs(1)
Joshua G. James	950,000
David Jolley	225,000
Daren Thayne	200,000
(1)    All RSUs granted to our named executive officers during fiscal 2024 vest over a four-year period as follows: 1/4 of the shares of common stock subject to the award vested on March 20, 2024, and 1/16 of the shares subject to the award vest on each subsequent quarterly vesting date over the subsequent 36 months, contingent on applicable service with us through the applicable vesting date.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, health and dependent care flexible spending accounts, health savings accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, gym and fitness allowance benefit, and reimbursement for mobile phone coverage.
In addition, we maintain a Section 401(k) savings plan (“401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan. During the fiscal year ended January 31, 2024, we matched 100% of the contributions that eligible participants made to the 401(k) Plan, up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% were matched at 50%. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers (other than certain travel reimbursements we had provided for Mr. Felt while he was employed with us), except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make them more efficient and effective, and for recruitment and retention purposes. We entered into an employment letter with Mr. Felt in June 2018, which provided for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging, and rental car costs for him and his family between his California residence and our Utah headquarters. We provided additional payments to Mr. Felt that generally were intended to make the reimbursed travel expenses tax-neutral for Mr. Felt.
We have in the past, and may in the future, provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Executive Employment Arrangements
Our employment letters, including any confirmatory employment letters, with our named executive officers have no specific term and provide that each named executive officer is an at will employee. Such letters also had set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control related benefits as described under section entitled “—Potential Payments Upon Termination or Change in Control” below.
Change in Control and Severance Benefits
We believe that change in control and severance agreements provide retention value by encouraging our named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment, a constructive termination for good reason, or a potential change in control, allowing our named executive officers to focus on their duties and responsibilities. We believe these benefits are competitive relative to the severance benefits provided to similarly situated individuals at our peer companies and appropriate including in light of the benefits being subject to the executive officer’s entry into a release of claims in favor of the company. It is also expected that from time to time the company will consider the possibility of an acquisition by another company or other change in control. We recognize that such consideration can be a distraction to executive officers and potentially can cause such individuals to consider alternative employment opportunities. The board of directors and compensation committee believe that it is imperative to provide such individuals with severance benefits upon such terminations in connection with a change in control to secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change in control, provide such individuals with an incentive to continue employment and motivate them to maximize the company’s value upon a change in control for the benefit of our stockholders, and provide such individuals with enhanced financial security.

We have entered into change in control and severance agreements with our named executive officers, except with respect to Messrs. James and Jolley, who are expected to enter into change in control and severance agreements in fiscal 2025. Mr. Felt’s change in control and severance agreement terminated upon his entering into a transition agreement with the company in December 2022, as described further below. We entered into a change in control and severance agreement with Mr. Mellor in April 2022, reflecting the terms below. Mr. Mellor's change in control and severance agreement terminated in connection with his separation from the company in March 2023. Mr. James previously had entered into a change in control and severance agreement with us in June 2018, reflecting the terms below, provided that such agreement terminated in March 2022 when Mr. James separated from the company.
Each change in control and severance agreement in effect during fiscal 2024, specifically those of Messrs. Mellor and Thayne, has an initial term of three years with an automatic renewal for an additional one-year term on the third anniversary of the effective date of each agreement. Each agreement thereafter renews for successive one-year terms unless either party provides the other party with written notice of non-renewal at least one year prior to the date of automatic renewal.
If the named executive officer’s employment is terminated outside the period beginning 60 days before a change in control and ending 12 months following a change in control (the “Change in Control Period”), either (1) by the company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), then pursuant to the change in control and severance agreement between such named executive officer and us, the named executive officer will receive the following benefits if they timely sign and do not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. Mellor) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. Mellor) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);
•a lump-sum payment equal to 100% (or 150% in the case of Mr. Mellor) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.
If any of the amounts provided for under such change in control and severance agreements or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under the named executive officer's change in control and severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
For purposes of the change in control and severance agreements, “cause” generally means (i) a conviction of or a plea of guilty or no contest to a felony (other than a driving offense) under the US or state laws, (ii) gross negligence in the performance of the executive’s duties, malfeasance, or misappropriation of the assets of the company, (iii) failure to perform the executive’s duties to the satisfaction of the company; (iv) failure or refusal to comply with reasonable written policies, standards and regulations established by the company; (v) failure to provide required documentation of the executive’s right to work in the United States within the time frame required by law, and (vi) breach of the executive’s confidentiality agreement entered into with the company.
For purposes of the change in control and severance agreements, “change in control” generally means (i) a change in ownership of the company as a result of a person or persons acquiring ownership of company stock constituting more than 50% of the voting power of the company’s stock, except for the acquisition of additional stock by a person already owning more than such threshold percentage and except for transactions pursuant to which the stockholders immediately before such transactions continue to own directly or indirectly 50% or more of such voting power of the company or of its ultimate parent; (ii) a change in the effective control of the company as a result of a majority of the company’s board being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the company’s board prior to the date of such appointment or election; or (iii) a change in ownership of a substantial portion of the company’s assets as a result of a person acquiring or having acquired during a 12 month period assets from the company with a total gross fair market value of at least 50% of the total gross fair market value of all assets of the company immediately prior to such acquisitions, except for certain transfers to certain persons or affiliates.
For purposes of the change in control and severance agreements, “good reason” generally means that the executive resigns from the company if one of the following events occur without the executive’s consent: (i) a material reduction in annual base salary and/or annual cash target bonus opportunity, or (ii) a material reduction of duties, authorities, or responsibilities relative to the duties, authorities, or responsibilities in effect immediately prior to the reduction. With respect to Mr. Mellor, a change that results in the executive not serving as the Chief Executive Officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the company or its assets following a Change in Control (other than as the result of his voluntary resignation not at the request of the successor or the parent) would have been deemed to constitute a material reduction in his duties, authorities, and responsibilities constituting “Good Reason.” For “Good Reason” to be established, the executive must provide written notice within 30 days immediately following such alleged events, the company must fail to materially remedy such event within 30 days, and the executive’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event (but after the expiration of the applicable notice and cure periods).
On March 1, 2022, we entered into a separation and transition letter agreement with Mr. James in connection with his resignation from his role as CEO, whereby he agreed to provide advisory transition services to us as a consultant during a transition period beginning March 1, 2022, through March 21, 2022. Mr. James’ then-outstanding equity awards continued to vest during this transition period, and the post-termination exercise periods of Mr. James’ outstanding and vested stock options were extended until December 31, 2023.
As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission, we expect to enter into a change in control and severance agreement with each of Messrs. James and Jolley. Such agreements are expected to provide for change in control and severance benefits as follows:
•If the company terminates the officer’s employment other than for “cause,” death or disability, or such officer resigns for “good reason” (as such terms will be defined in such named executive officer’s definitive change in control and severance agreements), then, subject to delivery and execution of a customary release and separation agreement in favor of the company, such officer will be eligible to receive:
•a lump-sum payment equal to 18 months (in the case of Mr. James) or 12 months (in the case of Mr. Jolley) of the executive’s annual base salary (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and
•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 18 months (in the case of Mr. James) or 12 months (in the case of Mr. Jolley), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
•Additionally, if such termination or resignation occurs during the period beginning 60 days before a change in control and ending 12 months following a change in control, then, subject to the same conditions set forth above, such named executive officer will also be eligible to receive:
•a lump-sum payment equal to 150% (in the case of Mr. James) or 100% (in the case of Mr. Jolley) of such named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs; and
•100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

On December 8, 2022, we entered into a transition letter agreement with Mr. Felt in connection with his planned employment separation and transition from the Company, which occurred on March 5, 2024. The transition letter agreement superseded Mr. Felt’s previously existing severance and change in control benefits. In consideration for certain waivers and releases of claims in favor of our company, upon Mr. Felt’s separation from us, he is entitled to receive (i) cash severance equal to 1 year’s base salary plus $27,083, payable in 12 equal, monthly installments following Mr. Felt’s separation and (ii) payment of premiums by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, for Mr. Felt and his eligible dependents for a period of 12 months or until Mr. Felt ceases to be eligible for COBRA coverage, if earlier. The foregoing consideration is not payable to Mr. Felt if Mr. Felt is terminated for cause. Mr. Felt also agreed to provide advisory transitional services following his separation for a period of four years, during which Mr. Felt’s existing equity awards will continue to vest in accordance with their terms. If we terminate Mr. Felt’s status as a service provider without cause and other than due to Mr. Felt’s death or disability, then 100% of the then-unvested and outstanding portion of such awards will accelerate, subject to Mr. Felt having timely made the waivers and releases of claims described above.
We entered into a separation and transition letter agreement with Mr. Mellor effective March 3, 2023, in connection with his resignation from the company. The transition letter agreement superseded Mr. Mellor's previously existing severance and change in control benefits. Mr. Mellor agreed to provide advisory transition services to us between March 3, 2023, and September 30, 2024, during which period Mr. Mellor's existing equity incentive awards continue to vest. In consideration for certain waivers and releases of claims in favor of our company, upon Mr. Mellor's separation from us, he is entitled to receive (i) cash severance equal to 1 year’s base salary and annual target bonus and (ii) payment of premiums for coverage under COBRA by us for Mr. Mellor and his eligible dependents for a period of 12 months or until Mr. Mellor ceases to be eligible for COBRA coverage, if earlier.
Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies
Under our insider trading policy, our directors, officers and other service providers may not engage in:
•transactions in publicly traded or privately negotiated options, such as puts and calls, and other derivative securities (whether or not publicly traded) involving our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities; or
•short sales of our securities.
Additionally, our insider trading policy prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts. Our board of directors has waived the limitation on pledging with respect to shares of Class A and Class B common stock held by Mr. James and Class B common stock held by Mr. Daniel.
Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company.

Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Clawback Arrangements
On November 28, 2023, we adopted our Compensation Recovery Policy (the “Clawback Policy”) in compliance with Section 10D of the Exchange Act and according to SEC rules and the applicable Nasdaq listing standards. The Clawback Policy is administered by our Compensation Committee and applies to our executive officers (as defined in the applicable SEC rules) and all incentive-based compensation (as defined in the applicable SEC rules), which includes performance-based awards granted under our 2018 Equity Incentive Plan (the “Plan”) and the cash or equity bonus payments under the annual cash incentive plan in which our executive officers participate. The Clawback Policy enables us to recover compensation from our executive officers in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws for the last three completed fiscal years. Such recovery will be made without regard to any individual knowledge or responsibility related to the accounting restatement.
Our Plan provides that the Plan administrator may specify in an award agreement for awards granted under such Plan that the participant’s rights, payments, and benefits with respect to the award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. All awards granted under the Plan also will be subject to the company’s clawback policy as may be established and/or amended from time to time. The Plan administrator also may require a participant to forfeit, return or reimburse the company all or a portion of the award and any amounts paid under the award pursuant to the terms of our clawback policy or as necessary or appropriate to comply with applicable laws.
Compensation Committee Report
Our compensation committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The compensation committee of the board of directors of Domo, Inc.:
Daniel Daniel (Chair)
Carine S. Clark
Dan Strong
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Domo specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Summary Compensation Table for the Fiscal Years Ended January 31, 2024, 2023 and 2022
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended January 31, 2024, 2023 and 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua G. James Founder and Chief Executive Officer	2024	454,808	-	13,376,000	-	16,992	13,847,800
	2023	91,667	-	-	-	3,335	95,002
	2022	515,385	-	7,478,400	-	13,500	8,007,285
John Mellor(5) Former Chief Executive Officer	2024	92,595	-	-	-	734,717	827,312
	2023	440,312	-	7,359,007	-	16,409	7,815,728
David Jolley Chief Financial Officer	2024	377,490	-	3,168,000	-	15,350	3,560,840
Bruce Felt Former Chief Financial Officer	2024	87,404	-	-	-	453,647	541,051
	2023	448,488	-	3,060,750	124,182	18,020	3,651,440
	2022	449,255	-	3,739,200	523,250	25,894	4,737,599
Daren Thayne(6) Chief Technology Officer and Executive Vice President of Product	2024	400,000	-	3,009,925	-	16,418	3,426,343
	2023	398,485	5,000	816,200	125,938	14,022	1,359,645
	2022	-	-	-	-	-	-
(1)    Amount represents the payment of a discretionary bonus during the fiscal year ended January 31, 2023.
(2)    The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our Plan to our named executive officers in each of the fiscal years ended January 31, 2024, 2023, and 2022 as computed in accordance with FASB ASC Topic 718. The grant-date fair value of PSUs is based on the probable outcome of achievement of the performance conditions as of the grant date. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2024. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)    The amounts reported in this column represent amounts earned and payable under the Executive Incentive Compensation Plan, or the Bonus Plan, for the fiscal years ended January 31, 2024, January 31, 2023, and January 31, 2022.
(4)    Reflects matching contributions made by us under our 401(k) plan and premiums for employee group term life policies. The amounts reported in this column also include for Mr. Felt, amounts paid for spousal travel, including a tax equalization payment for such spousal travel of $6,137 in the fiscal year ended January 31, 2024, $2,204 in the fiscal year ended January 31, 2023 and $12,287 in the fiscal year ended January 31, 2022.
(5)    Mr. Mellor was promoted to Chief Executive Officer effective March 1, 2022 and resigned as Chief Executive Officer effective March 3, 2023; prior to his promotion in fiscal 2023, Mr. Mellor was not a named executive officer of our company.
(6)    Mr. Thayne was promoted to Executive Vice President of Product effective January 15, 2023; prior to his promotion, Mr. Thayne was not a named executive officer of our company.

Grants of Plan-Based Awards for Fiscal Year Ended January 31, 2024
The following table sets forth information concerning grants of plan-based awards made during the fiscal year ended January 31, 2024 to each of our named executive officers. Messrs. Mellor and Felt did not receive any such awards.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Name of Plan	Threshold ($)	Target ($)	Maximum ($)
Joshua G. James		Executive Incentive Compensation Plan	212,500	500,000	825,000
	04/03/2023	2018 Equity Incentive Plan				950,000	13,376,000
David Jolley		Executive Incentive Compensation Plan	123,463	290,500	479,325
	04/03/2023	2018 Equity Incentive Plan				225,000	3,168,000
Daren Thayne		Executive Incentive Compensation Plan	138,125	325,000	536,250
	03/29/2023	2018 Equity Incentive Plan				9,931	125,925
	05/15/2023	2018 Equity Incentive Plan				200,000	2,884,000
(1)    The amounts reported in this column represent the threshold and target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for fiscal year 2024 performance. The actual payouts approved for fiscal year 2024 performance are shown in the Compensation Discussion and Analysis in the last table under the section entitled “Incentive Plan Performance Metrics and Achievement”. The bonus payouts approved pursuant to the 2021 Executive Incentive Compensation Plan for fiscal 2024 were paid during the first quarter of fiscal year 2025 in the form of RSUs.
(2)    The amounts in these columns represent service-based restricted stock units and are described in further detail above in the section entitled “Compensation Discussion and Analysis” and below in the table entitled “Outstanding Equity Awards at Fiscal Year End.”
(3)    The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2024. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our annual report on Form 10-K.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Act and SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Joshua G. James, our chief executive officer and the median annual total compensation of our employees (other than Mr. James). For our last completed fiscal year, which ended January 31, 2024:
•We identified and calculated the elements of the annual total compensation of the median employee (other than Mr. James) for fiscal year ended January 31, 2024 in accordance with the requirements of Item 402 of Regulation S-K, resulting in an annual total compensation of $136,874.
•Mr. James’ total compensation for fiscal 2024, as reported in the Summary Compensation Table, was $13,847,800.
•For fiscal year ended January 31, 2024, based on this information, the annualized compensation of Mr. James was approximately 102 times that of the median employee’s compensation.
Pay Ratio Methodology
Our CEO Pay Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules. As we had two non-concurrent CEOs during fiscal 2024, the annual total compensation of the CEO was calculated using Mr. James, the CEO serving in that position as of the date we used to identify our median employee, and annualizing his compensation in accordance with the applicable SEC rules.
SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. We selected December 31, 2023 as the date on which to determine our median employee, which is a date within the last three months of our last completed fiscal year. As of that date, we had 973 employees, with 744 employees based in the United States and 229 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for 5% or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding three countries: Canada, Singapore and Spain.
After taking into account the de minimis exemption, 744 employees based in the United States and 205 employees located outside of the United States were considered for identifying the median employee.
For purposes of identifying the median employee from our employee population base, we considered total compensation, which consisted of primarily base pay (including overtime), bonuses, commissions and equity-based compensation. Equity-based compensation was determined based on amounts reported as W-2 income for employees based in the United States with the same definition applied for employees located outside of the United States. In addition, we measured compensation for purposes of determining the median employee using the calendar year end December 31, 2023 and annualized for employees who were employed on December 31, 2023, but were not employed by us for the entirety of 2023. Compensation paid in foreign currencies was converted to U.S. dollars based on average exchange rates for calendar 2023.
Outstanding Equity Awards at Fiscal Year-End for the Fiscal Year Ended January 31, 2024
The following table presents information concerning equity awards held by our named executive officers as of January 31, 2024.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)(3)	Market Value of Shares that Have Not Vested ($)(3)
Joshua G. James	09/04/2014	616,921(1)	-	25.50	09/03/2024	-	-
	03/20/2023	-	-	-		950,000	10,326,500
John Mellor	03/20/2020	-	-	-		2,500	27,175
	09/20/2020	-	-	-		7,500	81,525
	03/20/2021	-	-	-		12,500	135,875
	03/20/2022	-	-	-		94,063	1,022,465
	04/22/2022	-	-	-		71,667(4)	779,020
David Jolley	03/20/2023	-	-	-		225,000	2,445,750
Bruce Felt	08/18/2014	4,230(1)	-	25.50	09/03/2024	-	-
	03/20/2020	-	-	-		8,125	88,319
	03/20/2021	-	-	-		18,750	203,813
	03/20/2022					42,188	458,584
Daren Thayne	03/20/2020	-	-	-		4,688	50,959
	12/20/2020	-	-	-		25,000	271,750
	03/20/2021	-	-	-		12,500	135,875
	03/20/2022	-	-	-		11,250	122,288
	03/20/2023	-	-	-		200,000	2,174,000
(1)    One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(2)    Half of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(3)    One-fourth of the shares subject to the RSU vest on the first company vesting date on or after the one-year anniversary of the vesting commencement date, with one-sixteenth of the shares subject to the RSU vesting quarterly thereafter, subject to continued service through each such date. Company vesting dates are March 20, June 20, September 20, and December 20 of each calendar year (provided that, to the extent any of the Company Vest Dates falls on a weekend or a company holiday, that Company Vest Date instead will be the immediately following business day thereafter). Market value was determined by multiplying the number of such shares by the closing price of company common stock of $10.87 on January 31, 2024, the last trading day of fiscal 2024, as reported on The Nasdaq Global Market.
(4)    On April 22, 2022, Mr. Mellor was granted 71,667 Market-Based PSUs under the Plan. Subject to accelerated vesting in certain circumstances, portions of each award become eligible to vest based on satisfaction of stock-price goals of $60 (33.3% portion), $70 (33.3% portion), and $90 (33.3% portion). These goals are tested based on 30-trading-day average daily VWAP. When the service date and a stock-price goal is achieved, all of the PSUs allocated to that level vest, subject to the executive’s continued service with Domo through the applicable vesting date. The original terms of the awards provided for their expiration on April 23, 2025 (and if any stock-price goals have not been achieved by that date, the Market-Based PSUs allocated to unmet goals will be forfeited). Per the terms of the separation and transition letter agreement with Mr. Mellor effective March 3, 2023, Mr. Mellor may only vest in these awards through September 30, 2024 (and if any stock-price goals have not been achieved by that date, the Market-Based PSUs allocated to unmet goals will be forfeited).

Option Exercises and Stock Vested During Fiscal Year Ended January 31, 2024
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during the fiscal year ended January 31, 2024 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua G. James	-	-	-	-
John Mellor	-	-	119,410	$1,450,910
David Jolley	-	-	-	-
Bruce Felt	-	-	90,105	$1,077,249
Daren Thayne	-	-	68,993	$832,242
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year ended January 31, 2024.
Equity Compensation Plan Information
The following table provides information as of January 31, 2024 with respect to the shares of our Class B common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders(3)	5,522,937	$26.52	3,306,595
Equity compensation plans not approved by stockholders	-	-	-
Total	5,522,937		3,306,595
(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class B common stock underlying restricted stock units, which have no exercise price.
(2)    Includes 3,116,044 shares available for issuance under our 2018 Equity Incentive Plan and 190,551 shares available for issuance under our 2018 Employee Stock Purchase Plan.
(3)    Includes the following plans: the 2011 Equity Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan. Our 2018 Equity Incentive Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Equity Incentive Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2018 Equity

Incentive Plan) (a) 5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year, (b) 3,500,000 shares, and (c) such number of shares determined by the board of directors. Our 2018 Employee Stock Purchase Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Employee Stock Purchase Plan is automatically increased by a number equal to the least of (a) 1.5% of the outstanding shares of Class A and Class B common stock on the first day of each year, (b) 1,050,000 shares of Class B common stock, and (c) an amount determined by the board of directors.
Compensation Risk Assessment
Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on this review, the compensation committee structures our executive compensation program to encourage our named executive officers to focus on both long-term and short-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Potential Payments upon Termination or Change in Control
The table below quantifies the potential payments to our named executive officers in the event of a qualifying termination of employment that is not in connection with a change in control of our company or a qualifying termination of employment in connection with a change in control of our company. For Messrs. James and Jolley, each are expected to enter into change in control and severance agreements in fiscal 2025 similar to the terms as disclosed on Form 8-K/A dated as of March 3, 2023. Neither of Messrs. James or Jolley had a change in control and severance agreement with us during fiscal 2024. The amounts shown assume that the change in control and/or termination of employment occurred on January 31, 2024, the last business day of fiscal 2024, other than as noted below. The values reflected also assume that the payments and benefits to our named executive officers are not reduced by virtue of any contractual provisions relating to Sections 280G and 4999 of the Code.

	John Mellor(1)	Bruce Felt(2)	Daren Thayne
Voluntary Resignation(3)
Severance	$875,000	$477,083	-
Short-Term Incentive(4)			-
Equity Awards(5)	$2,666,984	$2,522,813	-
Health Benefits(6)	$31,094	$19,826	-
Total	$3,573,078	$3,019,722	-
Qualifying Termination(7)
Severance	-	-	$400,000
Short-Term Incentive(4)	-	-	-
Equity Awards(5)	-	-	-
Health Benefits(6)	-	-	$21,544
Total	-	-	$421,544
Change in Control in Connection With a Qualifying Termination(7)
Severance	-	-	$400,000
Short-Term Incentive(4)	-	-	$325,000
Equity Awards(5)	-	-	$2,754,871
Health Benefits(6)	-	-	$28,528
Total	-	-	$3,508,399
(1)    Mr. Mellor voluntarily resigned from our company, effective March 3, 2023, and in connection with such resignation, entered into a separation and transition agreement with us. The amounts shown in the table above solely reflect the benefits paid or payable to Mr. Mellor in connection with such resignation pursuant to Instruction 4 to Item 402(j) of Regulation S-K.
(2)    Mr. Felt entered into a transition letter agreement with the company on December 8, 2022 in connection with his planned employment separation and transition from the company on March 5, 2023. The amounts shown in the table above solely reflect the benefits paid or payable to Mr. Felt in connection with such resignation pursuant to Instruction 4 to Item 402(j) of Regulation S-K.
(3)    In calculating the amounts set forth in the table, we assumed that the applicable named executive officer (i) does not violate their contractual obligations to us following termination; and (ii) duly executes and does not revoke any releases of claims required to be contractually eligible for termination or change in control benefits. For purposes of this table, we did not include any amounts in respect of accrued but unpaid base salary or benefits or any amounts in respect of stock options (including as the result of any extended post-termination exercise periods) because all stock options held by the named executive officers were fully vested as of January 31, 2024 (or, in the case of Messrs. Mellor and Felt, the dates of their respective resignations).
(4)    Assumes satisfaction of applicable performance metrics under our Executive Incentive Compensation Plan for fiscal 2024 at target level.
(5)    Reflects the value of unvested shares of our Class B common stock underlying restricted stock units subject to accelerated or continued vesting. The value was calculated by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards as of January 31, 2024, by (ii) in the case of Mr. Thayne, $10.87 (the closing market price of our common stock on the Nasdaq Global Select Market on January 31, 2024, the last trading day in the fiscal year ended January 31, 2024); in the case of Mr. Mellor, $15,85 (the closing market price of our common stock on the Nasdaq Global Select Market on March 3, 2023, the date he resigned from our company); and in the case of Mr. Felt, $15.85 (the closing market price of our common stock on the Nasdaq Global Select Market on March 3, 2023, the last trading day prior to March 5, 2023, the date he resigned from our company).
(6)    Includes amounts for continued health coverage and/or payments of premiums for coverage under COBRA.

(7)    A qualifying termination refers to a termination of employment by us without cause, or a resignation by the employee for good reason.
Pay Versus Performance Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to our named executive officers and our company’s performance. In this section, we refer to “compensation actually paid” and other terms used in applicable SEC rules. For information concerning our compensation philosophy and how we align executive compensation with our company’s financial and operational performance, please see section entitled “Executive Compensation Philosophy, Objectives and Design” above.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year(1)	Summary Compensation Table Total for First PEO	Compensation Actually Paid to First PEO(2)	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to Second PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Company Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (millions)	Company Selected Measure: Billings (millions) (6)
2024	$13,847,800	$10,798,300	$827,312	$(1,174,372)	$2,509,411	$1,716,485	$44.88	$219.37	$(75.6)	$321.1
2023	$95,002	$(18,141,098)	$7,815,728	$462,588	$3,886,205	$(765,462)	$64.04	$146.16	$(105.6)	$323.8
2022	$8,007,285	$1,363,710	$0	$0	$4,116,694	$2,607,066	$193.89	$173.37	$(102.1)	$296.5
2021	$12,384,956	$39,030,956	$0	$0	$2,718,309	$9,126,950	$261.73	$137.13	$(84.6)	$232.7

(1)    For fiscal year 2024, Joshua G. James served as our first principal executive officer (“PEO”), John Mellor served as our second PEO and our non-PEO named executive officers (“NEOs”) were Bruce Felt, David Jolley and Daren Thayne. For fiscal year 2023, Joshua G. James served as our first PEO, John Mellor served as our second PEO and our NEOs were Bruce Felt, Catherine Wong and Daren Thayne. For fiscal years 2022 and 2021, Joshua G. James served as our PEO and our NEOs were Bruce Felt and Catherine Wong.
(2)    The following table presents a reconciliation of total compensation paid to our PEOs for the fiscal years shown in the Summary Compensation Table, further above, to the compensation actually paid to our PEOs, calculated in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates:

	First PEO				Second PEO
	2021	2022	2023	2024	2023	2024
Summary Compensation Table Total(a)	$12,384,956	$8,007,285	$95,002	$13,847,800	$7,815,728	$827,312
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(11,388,000)	$(7,478,400)	$0	$(13,376,000)	$(7,359,007)	$0
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$38,034,000	$5,635,200	$0	$10,326,500	$2,952,747	$0
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$0	$(5,545,125)	$0	$0	$(2,162,188)	$(458,884)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$0	$0	$0	$0	$466,764	$0
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$0	$744,750	$78,300	$0	$(1,251,456)	$(401,139)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$0	$0	$(18,314,400)	$0	$0	$(1,141,661)
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0	$0	$0	$0
Compensation Actually Paid	$39,030,956	$1,363,710	$(18,141,098)	$10,798,300	$462,588	$(1,174,372)
(a)    We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)    The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(c)    In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEOs and NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See “Equity Incentive Plans” in the Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for additional details on the valuation assumptions used in the calculations of such amounts.
(3)    The following table presents a reconciliation of average total compensation paid to our Non-PEO NEOs for the fiscal years shown in the Summary Compensation Table, further above, to the average compensation actually paid to our Non-PEO NEOs, calculated in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates:

	2021	2022	2023	2024
Summary Compensation Table Total(a)	$2,718,309	$4,116,694	$3,886,205	$2,509,411
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(1,992,900)	$(3,116,000)	$(3,275,630)	$(2,059,308)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$6,655,950	$2,348,000	$1,226,009	$1,539,917
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$962,955	$(970,398)	$(2,296,511)	$(189,468)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$0	$0	$574,825	$83,367
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$782,636	$228,770	$(880,360)	$(167,434)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$0	$0	$0	$0
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0	$0
Compensation Actually Paid	$9,126,950	$2,607,066	$(765,462)	$1,716,485
(a)    We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)    The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(c)    In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEOs and NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See “Stock Plans” in the Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for additional details on the valuation assumptions used in the calculations of such amounts.
(4)    Total shareholder return is calculated by assuming that a $100 investment was made at the closing of trading on January 31, 2020, the last trading day prior to the earliest fiscal year shown in the table above, and reinvesting all dividends until the last day of each reported fiscal year. Total shareholder returns for years 2021, 2022 and 2023 have been updated to reflect our fiscal year end instead of the calendar year end previously used.
(5)    The peer group used is the S&P 500 Information Technology Index, as used in the performance graph shown in our annual report pursuant to Item 201(e) of Regulation S-K. Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on January 31, 2020 and reinvesting all dividends until the last day of each reported fiscal year. Total shareholder returns for years 2021, 2022 and 2023 have been updated to reflect our fiscal year end instead of the calendar year end previously used.
(6)    In our assessment, billings is the most important financial performance measure that we used in fiscal 2024 to link compensation actually paid to performance.
Tabular List of Financial Performance Measures
The financial performance measures listed below represent the three most important financial performance measures that were used to determine the compensation actually paid to our named executive officers for fiscal 2024 (listed in no particular order):

Most Important Financial Measures for Fiscal 2024
Billings
Net Cash Flow Provided by (Used in) Operating Activities
ARR (Annual Recurring Revenue)
Relationship Between Compensation Actually Paid and Total Shareholder Return
The following graphs illustrate the relationship between compensation actually paid (“CAP”) to our PEOs and average compensation actually paid to our non-PEO NEOs for fiscal years 2024, 2023, 2022 and 2021 versus (i) our cumulative total shareholder return (“TSR”) and our peer group’s TSR for the years shown, (ii) our net income, and (iii) our billings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at the close of business on April 17, 2024 for:
•    each person who we know beneficially owns more than 5% of our common stock;
•    each of our directors;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.
The percentage of beneficial ownership shown in the table is based upon 3,263,659 shares of Class A common stock and 34,910,757 shares of Class B common stock outstanding as of the close of business on April 17, 2024.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 17, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 802 East 1050 South, American Fork, Utah 84003.

	Class A		Class B		% of Total Voting Power(1)
Name	Shares	%	Shares	%
5% Stockholders
Joshua G. James(2)	3,263,659	100	1,267,439	3.6	79.7
BlackRock, Inc.(3)	-	-	3,450,296	9.9	2.1
The Vanguard Group(4)	-	-	4,718,054	13.5	2.9
Ameriprise Financial, Inc.(5)	-	-	1,819,408	5.2	1.1
Named Executive Officers and Directors
David Jolley(6)	-	-	46,793	*	*
Daren Thayne(7)	-	-	258,560	*	*
John Mellor(8)	-	-	51,949	*	*
Bruce Felt(9)	-	-	189,771	*	*
Jeff Kearl(10)	-	-	43,749	*	*
Carine S. Clark(11)	-	-	34,163	*	*
Daniel Daniel(12)	-	-	300,221	*	*
John Pestana(13)	-	-	116,359	*	*
Dan Strong(14)	-	-	13,476	*	*
Renée Soto(15)	-	-	13,476	*	*
All Executive Officers & Directors as a Group (9 persons)(16)	3,263,659	100%	2,094,236	5.9	80.2
*    Represents beneficial ownership or voting power of less than 1%.
(1)    Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and our Class B common stock, voting as a single class. Each holder of our Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of our Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of our Class A common stock and our Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the Charter. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.
(2)    Mr. James holds sole dispositive power and sole voting power over 4,531,098 shares of our Class A and Class B common stock, consisting of (a) 3,263,659 shares of our Class A common stock and 429,810 shares of our Class B common stock held of record by Cocolalla, LLC, (b) 169,265 shares of our Class B common stock held of record by Mr. James, (c) 10,000 shares of our Class B common stock held of record by Cinnamon Birch, LLC, (d) 39,300 shares of our Class B common stock held by the James Family Charitable Remainder Trust, (e) 2,143 shares of our Class B common stock held of record by Mr. James’ spouse and (f) 616,921 shares of our Class B common stock issuable upon exercise of options issued to Mr. James that are exercisable within 60 days of April 17, 2024. Mr. James is the manager of each of Cocolalla, LLC and Cinnamon Birch, LLC with voting and dispositive power over the shares held by Cocolalla, LLC and Cinnamon Birch, LLC. The address for Cocolalla, LLC, Cinnamon Birch, LLC and Mr. James is 550 Timpanogos Circle, Orem, UT 84097.
(3)    Based solely on a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. is deemed to beneficially own 3,450,296 shares of our Class B common stock, with sole dispositive power as to 3,450,296 shares and sole voting power as to 3,295,935 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)    Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group is deemed to beneficially own 4,718,054 shares of our Class B common stock, with sole dispositive power as to 4,633,374 shares, shared voting power as to 59,309 shares and shared dispositive power as to 84,680 shares. The address for The Vanguard Group and its affiliated entities is 100 Vanguard Blvd., Malvern, PA 19355.

(5)    Based solely on a Schedule 13G filed with the SEC on February 14, 2024 by Ameriprise Financial, Inc. (“AFI”), TAM UK International Holdings Limited (“TAMUKI”), Threadneedle Holdings Limited (“THL”), TAM UK Holdings Limited (“TUHL”), Threadneedle Asset Management Holdings Limited (“TAMHL”), TC Financing Ltd (“TCFL”), Threadneedle Asset Management Limited (“TAML”) and Threadneedle Investment Services Limited (“TISL”) (collectively, the “Ameriprise Entities”). AFI is the parent company of TAMUKI, THL, TUHL, TAMHL, TCFL, TAML and TISL. AFI is deemed to beneficially own 1,819,408 shares of our Class B common stock, with shared voting power as to 1,814,712 shares and shared dispositive power as to 1,819,408 shares. TAMUKI, THL, TUHL, TAMHL, TCFL, TAML and TISL are deemed to each beneficially own 1,730,007 shares of our Class B common stock, with shared voting power as to 1,730,007 shares and shared dispositive power as to 1,730,007 shares. Each of the Ameriprise Entities disclaim beneficial ownership of the reported shares. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the address for TAMUKI, THL, TUHL, TAMHL, TCFL, TAML and TISL is Cannon Place, 78 Cannon Street, London, EC4N 6AG.
(6)    Consists of 46,793 shares of our Class B common stock held by Mr. Jolley.
(7)    Consists of (a) 155,008 shares of our Class B common stock held by Mr. Thayne and (b) 103,552 shares of our Class B common stock held of record by Daren and Sharisa Thayne Family, LLC (over which Mr. Thayne has voting and dispositive power).
(8)    Consists of (a) 32,834 shares of our Class B common stock held by Mr. Mellor and (b) 19,115 shares of our Class B common stock held of record by The Mellor Generations Trust (over which Mr. Mellor has voting and dispositive power).
(9)    Consists of (a) 185,541 shares of our Class B common stock held by Mr. Felt and (b) options to purchase 4,230 shares of our Class B common stock that are exercisable within 60 days of April 17, 2024.
(10)    Consists of (a) 29,464 shares of our Class B common stock held by Mr. Kearl, (b) 2,348 shares of our Class B common stock held of record by Pura Vida Investment Capital LLC and (c) RSUs representing the right to receive 11,937 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024. Mr. Kearl exercises voting and dispositive control over the shares of our Class B common stock held by Pura Vida Investment Capital LLC.
(11)    Consists of (a) 22,226 shares of our Class B common stock held by Ms. Clark and (b) RSUs representing the right to receive 11,937 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024.
(12)    Consists of (a) 21,309 shares of our Class B common stock held by Mr. Daniel, (b) 261,400 shares of our Class B common stock held in accounts managed by Twenty Acre Capital, (c) 5,575 shares of our Class B common stock held by Mr. Daniel’s spouse and (d) RSUs held by Mr. Daniel representing the right to receive 11,937 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024. Mr. Daniel exercises voting and dispositive control over the shares of our Class B common stock held in Twenty Acre Capital managed accounts; however, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)    Consists of (a) 7,932 shares of our Class B common stock held by Mr. Pestana, (b) 96,490 shares of our Class B common stock held of record by Erutinmo LLC and (c) RSUs representing the right to receive 11,937 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024. Mr. Pestana exercises voting and dispositive control over the shares of our Class B common stock held by Erutinmo LLC.
(14)    Consists of (a) 7,508 shares of our Class B common stock held by Mr. Strong and (b) RSUs representing the right to receive 5,968 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024.
(15)    Consists of (a) 7,508 shares of our Class B common stock held by Ms. Soto and (b) RSUs representing the right to receive 5,968 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024.
(16)    Consists of (a) 1,417,631 shares of our Class B common stock directly or indirectly held by our directors and current executive officers, (b) options to purchase 616,921 shares of our Class B common stock that are exercisable within 60 days of April 17, 2024 and (c) RSUs representing the right to receive 59,684 shares of our Class B common stock scheduled to vest within 60 days of April 17, 2024.

RELATED PERSON TRANSACTIONS
The following is a summary of transactions since February 1, 2023 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement entitled “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:
•transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;
•transactions where a related party’s interest derives solely from their service as a director of another entity that is a party to the transaction;
•transactions where a related party’s interest derives solely from their ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•transactions where a related party’s interest derives solely from their ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of their immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:
•the benefits and perceived benefits to us;
•the materiality and character of the related party’s direct and indirect interest;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.
The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Transactions with Joshua G. James and His Affiliates
Registration Rights Agreement
We have entered into a registration rights agreement with Mr. James, our Founder, CEO and member of our board of directors, pursuant to which Mr. James has the right to require us to register the offer and sale of shares of Class A common stock (including shares of Class A common stock issued upon conversion of Class B common stock) held by Mr. James or his affiliates (such rights are referred to as “registration rights”).
Mr. James has the right to demand that we use best efforts to file a registration statement for the registration of the offer and sale of at least that number of shares with anticipated offering proceeds in excess of $20.0 million. We are only obligated to file up to two registration statements in connection with the exercise of demand registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.
At any time that we are eligible to use a registration statement on Form S-3, Mr. James shall have the right to demand that we file a registration statement on Form S-3 so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $5.0 million. We are only obligated to file one registration statement in connection with the exercise of such Form S-3 registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.
If we propose to register the offer and sale of any of its securities under the Securities Act, either for its own account or for the account of other stockholders, Mr. James will have the right, subject to certain exceptions, to include his registrable shares in the registration statement. We are only obligated to register shares in connection with Mr. James’ exercise of these piggyback registration rights with respect to one registration. This registration right is subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.
The registration rights will terminate on March 1, 2025.
Cooperation Agreement
We entered into a letter agreement (the “Cooperation Agreement”) with Mr. James and certain entities affiliated with Mr. James (the “James Entities”). This Cooperation Agreement expired on 11:59 p.m. (Pacific time) on March 2,

2023 (the “Cooperation Agreement Expiration Date”). Among other things, the Cooperation Agreement provided that:
•The board of directors and Mr. James will take all action necessary (including increasing the size of the board of directors) to appoint John Pestana (the “Independent Designee”) as a member to the board of directors.
•Subject to the terms of the Cooperation Agreement, and the Independent Designee’s willingness to serve, the board of directors will include the Independent Designee on the board of directors’ slate of director nominees standing for election at the Annual Meeting.
•The Independent Designee will be entitled to the same director benefits as other non-employee members of the board of directors, including compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
•At the Annual Meeting, Mr. James and the James Entities will cause all voting securities beneficially owned by them to be present for quorum purposes and voted or consented in favor of the election of each person nominated by the board of directors for election as a director and against any proposals or resolutions to remove any member of the board of directors.
•Prior to the Cooperation Agreement Expiration Date, Mr. James and the James Entities did not take, and did not cause their respective Affiliates (as defined in the Cooperation Agreement) and Associates (as defined in the Cooperation Agreement) to take, any action to replace or remove directors or to add directors to the board of directors (in each case).
Other Transactions Involving Joshua G. James
During the fiscal year ended January 31, 2024, we paid Gypsya LLC, approximately $83,000 for lead generation services. Mr. James’ brother, Adam James, was the beneficial owner of Gypsya LLC. The terms of this arrangement led to lower-cost Google-based and outside-generated leads, were negotiated at arms’ length, and we believe are consistent with similar transactions with other similarly situated vendors, and were approved by our audit committee pursuant to our related party transaction policy. Adam James was also employed by us in a non-executive officer position. Compensation received by Adam James for fiscal 2024 included a base salary of approximately $225,000 and restricted stock units with a grant date fair value of $14,750. Adam James is also eligible to participate in fiscal 2024 bonuses. Adam James also participated in our health and other benefit plans as well as our employee stock purchase plan, in each case on terms and conditions applicable to similarly situated employees.
During the fiscal year ended January 31, 2024, we paid to Luis Bardin, Mr. James’ father-in-law and his company, LATAM as a Service, approximately $508,190 for sales services.
During the fiscal year ended January 31, 2024, we donated approximately $122,952 to Silicon Slopes, a non-profit organization. Mr. James is on the board of directors of Silicon Slopes.

Other Transactions
We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see section entitled “Executive Compensation—Executive Employment Arrangements.”
We have granted stock options and restricted stock units to our executive officers and our directors. For a description of these options and restricted stock units, see sections entitled “Board of Directors and Corporate Governance—Director Compensation for Fiscal Year Ended January 31, 2024” and “Executive Compensation.”
During the fiscal year ended January 31, 2024, we employed Denise Daniel, the spouse of Mr. Daniel, a member of our board of directors, in a non-executive officer position. Compensation received by Ms. Daniel for fiscal 2024 included a base salary of approximately $92,725 and restricted stock units with a grant date fair value of $14,750. Ms. Daniel is also eligible to participate in fiscal 2024 bonuses. Ms. Daniel also participated in our health and other benefit plans as well as our employee stock purchase plan, in each case on terms and conditions applicable to similarly situated employees.
We have entered into indemnification agreements with our directors and executive officers.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Stock Market.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that during the fiscal year ended January 31, 2023, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that, a Form 4 for Mr. Strong due March 7, 2023 was filed late on March 10, 2023; a Form 3 for Ms. Soto due March 13, 2023 was filed late on March 14, 2023; and a Form 4 for Ms. Soto due March 7, 2023 was filed late on March 14, 2023; Forms 4 for Mr. James due November 23, 2022, November 29, 2022, December 1, 2022 and January 19, 2023 were filed late on March 31, 2023; a Form 3 for Mr. Jolley due March 15, 2023 was filed late on April 5, 2023; and a Form 4 for Mr. Daniel due May 25, 2023 was filed late on June 2, 2023. Additionally, a Form 4/A for Mr. James was filed on March 31, 2023 to correct the name of the entity that acquired shares of the company’s Class B common stock as reported on the Form 4 filed on July 3, 2018; a Form 4/A for Mr. James was filed on March 31, 2023 to correct various clerical errors including the name of the entity that disposed of the company’s Class B common stock as reported on the Form 4 filed on November 14, 2022; and a Form 4/A for Mr. James was filed on March 31, 2023 to correct the name of the entity that in part disposed of the company’s Class B common stock as reported on the Form 4 filed on November 28, 2022.
2024 Annual Report and SEC Filings
Our financial statements for the fiscal year ended January 31, 2024 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at https://www.domo.com/ir and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Domo, Inc., 802 East 1050 South, American Fork, UT 84003.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by using the internet or telephone as instructed in the Notice or on the enclosed proxy card, or by executing and returning by mail, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided (if you received printed proxy materials).

THE BOARD OF DIRECTORS

Silicon Slopes, Utah
     April 30, 2024

APPENDIX A
UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Domo, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Year Ended
	January 31,
	2022	2023	2024
Billings:
Total revenue	$257,961	$308,645	$318,989
Add:
Deferred revenue (end of period)	168,335	182,273	185,250
Deferred revenue, noncurrent (end of period)	2,420	3,609	2,736
Less:
Deferred revenue (beginning of period)	(129,079)	(168,335)	(182,273)
Deferred revenue, noncurrent (beginning of period)	(3,173)	(2,420)	(3,609)
Increase in deferred revenue (current and noncurrent)	38,503	15,127	2,104
Billings	$296,464	$323,772	$321,093

Reconciliation of Operating Margin on a GAAP Basis to Operating Margin on a Non-GAAP Basis:
Operating margin on a GAAP basis	(34)%	(29)%	(17)%
Stock-based compensation	23	27	19
Executive officer severance	—	—	1
Operating margin on a non-GAAP basis	(11)%	(2)%	3%

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V44020-P09456

DOMO, INC.
Annual Meeting of Stockholders
June 11, 2024, 9:00 AM MDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Cynthia Cowen and Adam Gerulat, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse of this ballot, all of the shares of Class A and/or Class B Common Stock of Domo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 11, 2024 at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44019-P09456

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOMO, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joshua G. James
02) Carine S. Clark
03) Daniel Daniel
04) Jeff Kearl
05) John Pestana
06) Dan Strong
07) Renée Soto

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date